Exhibit 10.22

TO:	Richard Schmitzer

FROM:	Adam Abram

DATE:	September 30, 2011

SUBJECT:	Leadership Recognition Program

I am pleased to announce the launch by James River Insurance Company of a new Leadership Recognition Program (“the Program”) for individuals in key management positions with the company. The Program will be instituted this year.

The Leadership Recognition Program is designed to reward members of senior management for their contributions to James River’s profitability, and to encourage valued members of the management team to remain employed with James River.

Program participants will have notional “accounts” that will vest over the life of the Program, and employees will be able to track the growth of their accounts over time.

This Program remains fully discretionary on the part of James River Insurance Company, and may be suspended or amended at the discretion of James River at any time. It does not confer any right to payment on the part of employees, but is designed to allow the Company to award certain key management personnel for their performance, within the absolute discretion of Company leadership.

Highlights of the Program are as follows:

•	Participants must be actively employed with James River to be eligible to participate in the Program.
•	Participants must be actively employed with James River on the date payments are paid with the exception of the retirement scenario mentioned below.
•	It is expected that James River will fund the Program annually.
•	The first funding will be made to the Program on September 30, 2011, with additional fundings anticipated in every subsequent year for ten years. The first cash payment to participants is slated to be made on September 30th in the third year and payments are anticipated on the same date each year thereafter.
•	Employees with ten years of service and who retire at 65 are expected to receive payments under the Program over a three-year period.

James River Insurance Company

6641 West Broad Street, Suite 300 ● Richmond, Virginia 23230 ● 804.289.2700 ● Fax 804.289.2703

www.jamesriverins.com

•	Participants will be asked to sign a non-solicitation and non-competition agreement before receiving their first payments pursuant to the Program.
•	The Program is not an entitlement. Although participants who meet all qualifying criteria are anticipated to receive the benefits outlined, continuation of the Program generally will be subject to the discretion of the Board of Directors of Franklin Holdings and the President of James River. They will retain the right to alter or terminate the Program at will.

Specific information on the actual dollar amounts available to you is calculated below.

Grant Amounts
Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Seed	20%	20%	20%	20%	Seed	35%	35%	35%	35%
$350,000	$70,000	$70,000	$70,000	$70,000	$350,000	$122,500	$122,500	$122,500	$122,500

Cash Payments
Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Total
$70,000	$84,000	$98,000	$112,000	$126,000	$126,000	$136,500	$147,000	$899,500

James River is pleased to offer enhanced benefits to its senior management through this new Leadership Recognition Program. Congratulations on being selected to participate in this Program and I look forward to your continued contributions to James River.

James River Insurance Company

6641 West Broad Street, Suite 300 ● Richmond, Virginia 23230 ● 804.289.2700 ● Fax 804.289.2703

www.jamesriverins.com